Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2026, with respect to the consolidated financial statements included in the Annual Report of Phio Pharmaceuticals Corp. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Phio Pharmaceuticals Corp. on Forms S-1 (File Nos. 333-224799, 333-227173, 333-227617, 333-233584, 333-234032, 333-238204, 333-239779, 333-271521, 333-272526, 333-276146, 333-279511 and 333-281052), on Forms S-3 (File Nos. 333-279557, 333-256100, 333-252588, 333-289621 and 333-291667) and on Forms S-8 (File Nos. 333-274787, 333-251670, 333-236784, 333-230547, 333-227013, 333-215871, 333-215870, 333-189522, 333-189521, 333-183633 and 333-290186).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 5, 2026